OTCQX: DYNR WWW.DYNARESOURCE.COM

DynaResource Reports Q3 2025 Results for the San Jose de Gracia Mine

All figures in United States Dollars (“USD”).

IRVING, TX / November 14, 2025 / DynaResource, Inc. (OTCQX:DYNR) (“DynaResource” or the “Company”) is pleased to report results for the three months ending September 30, 2025 (“Q3 2025”) at the San Jose de Gracia (“SJG”) Mine located in the center of the Sierra Madre Occidental belt in Mexico.

Q3 2025 Highlights:

•
Revenue totaled $14.1 million, up 26% from $11.2 million in Q3 2024 and down 11% from $15.9 million in the previous quarter
•
Net Income of $1.3 million compared to a Net Loss of $0.9 million in Q3 2024 and was in line with Net Income of $0.5 million in the previous quarter
•
Gold production of 4,830 ounces was down from 5,676 ounces produced in Q3 2024 and from 5,701 ounces produced in the previous quarter
•
Gold ounces sold for the quarter were 4,780, compared to 5,026 ounces in Q3 2024 and 5,712 ounces in the previous quarter
•
Milled throughput of 62,741 tons compared to 61,900 tons in Q3 2024 and 66,834 tons in the previous quarter
•
Daily milled throughput averaged 682 tons per day up from 673 tons per day in Q3 2024 and down from 734 tons per day in the previous quarter
•
Head grades of 3.39 g/t gold compared to 3.78 g/t gold in Q3 2024 and 3.63 g/t gold in the previous quarter

“While the third quarter presented some challenges, we remain focused on advancing key development initiatives and strengthening the consistency of our production,” stated Rohan Hazelton, President & CEO, DynaResource. “We have continued to make progress across several critical operational and financial metrics and with the installation of the Falcon concentrators in the fourth quarter, we anticipate improving efficiency, increasing recoveries, and continuing our strategic goal to strengthen the long-term economics of the mine.”

Quarterly Results for the Three and Nine Months Ended September 30, 2025 and 2024:

(1) Gold concentrate sold during the period does not equal gold concentrate recovered during the period due to timing of shipments to the buyer, the buyer’s payability discounts on gold concentrate purchases, and adjustments based on dry weight and final assay results under provisional settlement terms.

Operational Performance Overview

During the third quarter of 2025, the Company continued to advance the optimization program at the SJG mine. This program is focused on increasing process plant throughput and recoveries, improving maintenance and equipment utilization, and ultimately enhancing operational efficiencies and profit margins at the SJG mine.

Operational results for Q3 2025 showed improved performance across several critical operational metrics (particularly in costs) due to the ongoing optimization program. The average underground development was 1,264 meters per month in Q3 2025 (1,268 in Q2 2025), compared to 383 meters per month in Q3 2024. This increase allowed the mine to access over 20 production stopes. Expanded development work also led to the discovery of two new mineralized veins – one at the Tres Amigos mine and one at La Mochomera – which are currently being developed as potential additional high-grade ore sources. Process plant reliability also improved. Electrical refurbishment and preventative maintenance programs resulted in ball mill availability exceeding 95% for the quarter. Additionally, the flotation circuit underwent an optimization and refurbishment program, which required staged shutdowns of individual flotation cells for repair.

A construction work program to establish a primary gravity gold circuit with the installation of three new Falcon gravity concentrators was underway by the end of Q3 2025 with commissioning completed in early Q4 2025. These Falcon units were installed after the ball mills to recover the significant portion of free gold available in the San Pablo, San Pablo Sur and La Mochomera deposits. In addition, the SJG process plant has an additional Falcon unit already installed on the tailings circuit. The aim of the installation of these Falcon units is to boost gold recoveries improving operational efficiency and SJG’s mine economics, especially in the current higher priced gold environment.

Milled ore for Q3 2025 was 62,741 tons (approximately 682 tons per day), a slight reduction from Q2 2025 production of 66,834 tons due to the monsoonal wet season and the requirement to use coarser crushing screens. With the current high ball mill availability, the Company is evaluating cost-effective strategies to utilize additional processing capacity of approximately 100 wet tons per day. Gold metal recoveries for the quarter averaged 73%, a slight decrease from the 74% gold recovery achieved in Q2 2025 primarily due to a coarse mill feed due to the wet season.

During Q3 2025, metal production totaled 1,648 ounces of gold in July, 1,822 ounces in August, and 1,360 ounces in September. Total metal production for Q3 2025 was 4,830 ounces of gold, below Q2 2025 production of 5,701 ounces due to wet season impacts and lower than planned grade. The average gold feed grade was 3.39 g/t for Q3 2025 and year to date (9 months) the average gold feed grade was 3.55 g/t gold.

Mine development for Q3 2025 was on budget with 3,013 meters of development completed, compared to 3,804 meters in Q2 2025. The completion of new development drifts enabled the Company to have more than 20 stopes into production by the end of the quarter. This additional mining flexibility is expected to positively impact ore tonnage and grades in the coming months. The Company has also completed a capital works program to enhance mine ventilation across all three mines which included connecting the Mochomera and San Pablo Sur mines which has had an immediate impact on the working environment. Improved ventilation time has resulted in an improvement in working conditions and faster re-entry times following blasting activities. Planning for a central Raise Bore ventilation shaft in the La Mochomera and San Pablo mines occurred during the quarter, further optimizing the mine ventilation.

Detailed Activities by Deposit:

Tres Amigos

Original mine planning at Tres Amigos anticipated closure by the end of Q1 2025. However, geological reinterpretations and targeted short exploration drifts identified two additional mineralized structures – the Victoria and Alexa veins – located within 40 meters of existing underground infrastructure.

To date approximately 40,000 tonnes of high-grade ore has been extracted from this high-grade structure. In addition, a new ore drive was completed on the upper levels of the Tres Amigos North Zone which is an area well known for free gold occurrences, providing access to a new high-grade ore face. Mining from this face is expected to contribute to Q4 2025 production and is expected to continue throughout 2026. This new access will also enable future diamond drilling to test the north and south extensions of the deposit, with the goal of increasing inventory.

San Pablo Viejo and San Pablo Sur

Throughout Q3 2025, the Company continued mining multiple faces at the San Pablo deposit while advancing development toward the deeper southern extensions.

San Pablo Viejo and San Pablo Sur are expected to remain the primary sources of gold production through 2025 and 2026, with additional upside potential beyond that horizon. Particularly promising is the South Extension at the 500 level, which could yield high-grade (“Bonanza”-style) gold mineralization in the short to mid-term. Ongoing development efforts are positioning the mine for continued growth, including expansion deeper into the La Mochomera vein system.

La Mochomera

The La Mochomera vein is also expected to be a significant source of gold production in 2025 and 2026, with especially promising high-grade potential at depth. During Q1 2025, development activities intersected a previously unrecognized high-grade mineralized structure, now designated as the “532 Vein”. The significance and potential of this new discovery are currently being evaluated.

Outlook

With the development progress achieved in Q3 2025 and the increase in mining faces now available to the Company, management remains confident in the ongoing progress and long-term performance of the SJG mine. The Company’s focus for the remainder of the year is to improve production and grade through the implementation of additional and ongoing operational enhancements and development work. With the grade challenges over the recent quarters resulting in lower production than anticipated, the Company has revised its 2025 annual production guidance to approximately 21,000 gold ounces compared to the previously adjusted guidance of 25,000 gold ounces.

While the Company made significant headway in Q3 2025, optimization efforts will continue to focus on improving gold ore grades to the mill, throughput rates, and recoveries. San Pablo Sur, San Pablo, La Mochomera and the Tres Amigos ore bodies are expected to remain the main contributors to production in the year ahead. Further development in these areas will also be a key focus to access additional high-grade zones and mining faces.

The capital works program to add a primary gravity gold circuit to the processing plant involves the installation of three new Falcon gravity concentrators. These concentrators were installed downstream of the ball mills to recover the significant portion of the free gold present in the San Pablo, San Pablo Sur, and La Mochomera deposits. The three new Falcon concentrator units have now been wet commissioned and have commenced producing gravity gold concentrate.

A new tailings dam was completed during Q3 2024, with an estimated storage capacity of 670,751 cubic meters, distributed over two stages to accommodate up to three years of additional tailings. The third-stage facility is currently in use, and planning for construction of the fourth stage is underway. The Company has also begun evaluating a potential location for a third tailings storage facility at the SJG mine. These studies include environmental and geotechnical surveys to identify a preferred site.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

About DynaResource
DynaResource is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

For More Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde

Investor Relations Manager
+1 972-869-9400
info@dynaresource.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Certain information contained in this news release, including any information relating to future financial or operating performance may be deemed “forward-looking”. All statements in this news release, other than statements of historical fact, that address events or developments that DynaResource expects to occur, are “forward-looking information”. These statements relate to future events or future performance and reflect the Company’s expectations regarding the future growth, results of operations, business prospects and opportunities of DynaResource. These forward-looking statements reflect the Company’s current internal projections, expectations or beliefs and are based on information currently available to DynaResource. In some cases, forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Certain assumptions have been made regarding the Company’s plans at the San Jose de Gràcia property. Many of these assumptions are based on factors and events that are not within the control of DynaResource and there is no assurance they will prove to be correct. Such factors include, without limitation: capital requirements, fluctuations in the international currency markets and in the rates of exchange of the currencies of the United States and México; price volatility in the spot and forward markets for commodities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in national and local governments in any country which DynaResource currently or may in the future carry on business; taxation; controls; regulations and political or economic developments in the countries in which DynaResource does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits, diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; changes in project parameters as plans continue to be refined; accidents; labor disputes; defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as those risks referenced in the Annual Report on Form 10-K for DynaResource available at www.sec.gov. Forward-looking information is not a guarantee of future performance and actual results, and future events could differ materially from those discussed in the forward-looking information. All of the forward-looking information contained in this news release is qualified by these cautionary statements. Although DynaResource believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. DynaResource expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise.